Exhibit 99.2

For more information:	Investor Relations:
Vincent Pilette	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3235
650-357-3500

EFI Enters into Real Estate Asset Sale Agreement with Gilead Sciences

Company to Sell Foster City Facility for $180 Million

Foster City, Calif. – July 19, 2012 – Electronics For Imaging, Inc. (Nasdaq: EFII), a world leader in customer-focused digital printing innovation, announced today that it has reached an agreement to sell its headquarters building in Foster City, California for $180 million to Gilead Sciences, Inc. (“Gilead”). The transaction is expected to close in October 2012, subject to various closing conditions. The company will continue to occupy the building for up to 12 months after the closing, and expects to relocate its Foster City operations to a new San Francisco Bay Area location.

“We are pleased to seize this opportunity to enter a win-win agreement with Gilead Sciences, one of the world’s strongest biopharmaceutical companies,” said Guy Gecht, Chief Executive Officer of EFI. “The proceeds from this transaction will make EFI an even stronger company for our shareholders, customers and employees. Our plan is to find a new facility in the Bay Area that will foster innovation and creativity while minimizing the impact on our local employees’ commutes.”

Separately, the company today announced record quarterly revenue for the second quarter of 2012. Details can be found in a press release posted on the Investor Relations section of the EFI website at http://ir.efi.com.

About EFI

EFI™ (www.efi.com) is a worldwide provider of products, technology, and services leading the transformation of analog to digital imaging. Based in Silicon Valley with offices around the globe, the company’s powerful integrated product portfolio includes digital front-end servers; superwide, wide-format, label, and ceramic inkjet presses and inks; production workflow, web-to-print, and business automation software; and office, enterprise, and mobile cloud solutions. These products allow users to produce, communicate and share information in an easy and effective way, and enable businesses to increase their profits, productivity, and efficiency.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “anticipate”, “believe”, “estimate”, “expect”, “consider” and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding the expected closing date for the transaction, EFI’s expectation to relocate its operations to a new San Francisco Bay Area based location by the fourth quarter of 2013, EFI’s expectation that the proceeds from the transaction will make EFI an even stronger company for its shareholders, customers and employees, and any statements or assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, a risk that all or substantially all of the closing conditions to the sale may not be satisfied, or otherwise waived, and that the sale does not close when expected or at all; a risk that EFI may not be able to relocate its operations when expected; unforeseen expenses; the difficulty of aligning expense levels with revenue; management’s ability to forecast revenues, expenses and earnings; any world-wide financial and economic difficulties and downturns; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; the unpredictability of development schedules and commercialization of products by the leading printer manufacturers and declines or delays in demand for our related products; changes in the mix of products sold; the uncertainty of market acceptance of new product introductions; intense competition in each of our businesses, including competition from products developed by EFI’s customers; challenge of managing asset levels, including inventory and variations in inventory levels; the uncertainty of continued success in technological advances; the challenges of obtaining timely, efficient and quality product manufacturing and components supplying; litigation involving intellectual property rights or other related matters; our ability to successfully integrate acquired businesses; and any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at www.efi.com.

2